UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 19, 2010

WINDSTREAM CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32422	20-0792300
(Commission File Number)	(IRS Employer Identification No.)

4001 Rodney Parham Road, Little Rock, Arkansas 72212

(Address of Principal Executive Offices, Including Zip Code)

(501) 748-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective as of February 16, 2010, the Compensation Committee of the Board of Directors of Windstream Corporation (“Windstream” or the “Company”) adopted new forms of restricted share agreements used by the Company to evidence grants of equity incentive compensation to executive officers under the Windstream Corporation 2006 Equity Incentive Plan. The revised forms of restricted share agreements made the following changes to the forms of restricted share agreements used in prior periods:

(1) Added a new section 15 of the agreement to require an acknowledgement from each grantee of an equity award that the Windstream clawback policy (described below) applies to the restricted shares under the agreement;

(2) Amended the performance-based restricted share agreement to (a) specify that the Performance Measure for the fiscal year ending December 31, 2010 shall be based on the Company’s operating income before depreciation and amortization and shall be satisfied if the Company’s OIBDA for such period is equal to or greater than $1,615 million and (b) provide that dividends will accrue, and not be paid, if and until the time the performance-based conditions have been satisfied for the underlying restricted shares.

The Board of Directors, acting on the recommendation of the Compensation Committee, has adopted a clawback policy that requires executive officers to repay or forfeit covered compensation under the conditions set forth in the policy. The compensation covered by the policy includes performance-based and time-based restricted stock. Under the policy, each executive officer is required to forfeit or repay, to the fullest extend permitted by law, covered compensation if the following conditions are met:

(1)	Financial statements of Windstream filed with the SEC during the period in which the executive officer is employed as an executive officer become subject to a restatement that is filed with the SEC;

(2)	The Board of Windstream determines that fraud caused or significantly contributed to the need for the restatement;

(3)	The Board determines that the restatement applies to the covered compensation;

(4)	The Board determines in its sole discretion that it is in the best interests of Windstream and its stockholders for the executive officer to repay the covered compensation.

The Board can determine that a restatement applies to covered compensation if (i) in the case of performance-based compensation, the vesting or payment of such compensation was based on the achievement of financial results that were subsequently the subject of the restatement, and the amount of compensation that would have been received by the executive officer had the financial results been properly reported, after giving effect to the restatement, would have been lower than the amount actually received, and (ii) in the case of time-based restricted stock, the vesting of such compensation occurred during the fiscal period whose results were subject to the restatement.

The Board of Directors of Windstream, acting solely through its independent directors, is the administrator of the policy. The policy applies to the restricted share agreements awarded to executive officers on February 16, 2010.

The foregoing description of the revised restricted share agreements is qualified in its entirety by reference to the full text of the restricted share agreements for executive officers, which are filed as Exhibits 10.1 to 10.2 and are incorporated herein.

ITEM 5.03. Amendment to Articles of Incorporation or Bylaws; Changes to Fiscal Year.

Effective February 17, 2010, the Board of Directors of the Company adopted an amendment to the Bylaws of the Company. The amendment modified Section 2 of Article III of the Bylaws to provide that each director be elected by the affirmative vote of a majority of the votes cast with respect to such director in an uncontested election by the shares represented in person or by proxy end entitled to vote. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), a plurality standard would apply to election of directors, and under a plurality standard the nominees for election of directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares represented in person or by proxy and entitled to vote would be elected directors.

In connection with the Bylaw Amendment, the Board of Directors have amended Windstream’s Corporate Governance Board Guidelines to provide that beginning in 2010, each director will annually submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Governance Committee of the Board of Directors would consider the tendered resignation of any nominee who failed to receive a majority vote and make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Governance Committee’s recommendation to it within 90 days from the date the election results are certified and then publicly disclose its decision and the rationale behind it.

The foregoing description of the amendment to the Bylaws is qualified in its entirety by reference to the Amended and Restated Bylaws of the Company, which are filed as Exhibit 3.2 and incorporated herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

Exhibit 3.2	Amended and Restated Bylaws, amended as of February 17, 2010

Exhibit 10.1	Form of Restricted Shares Agreement (Officers: Restricted Stock) entered into between Windstream Corporation and its executive officers.

Exhibit 10.2	Form of Restricted Shares Agreement (Officers: Performance-Based Restricted Stock) entered into between Windstream Corporation and its executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WINDSTREAM CORPORATION

By:	/S/ JOHN P. FLETCHER
John P. Fletcher
Executive Vice President and General Counsel

Dated: February 19, 2010

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